As filed with the Securities and Exchange Commission on October 6, 2021.

Registration No. 333-255185

	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549
	FORM S-3
	Amendment No. 2
	REGISTRATION STATEMENT
	UNDER
	THE SECURITIES ACT OF 1933
	FORTRESS BIOTECH, INC.
	(Exact Name of Registrant as Specified in Its Charter)
Delaware	2834	47-3828760
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)
2 Gansevoort Street, 9th Floor
New York, New York 10014
(781) 652-4500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Lindsay A. Rosenwald, M.D.
Executive Chairman,
Chief Executive Officer and President
2 Gansevoort Street, 9th Floor
New York, New York 10014
(781) 652-4500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Mark McElreath
Alston & Bird LLP
90 Park Avenue
New York, NY 10016
(212) 210-9400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Offering Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	600,000	$4.24	$2,544,000	$277.55	(3)

(1)	The Registrant is hereby registering for resale from time to time by the selling stockholders named herein of up to 600,000 shares of common stock, all of which were initially granted in connection with a Dividend Payment and Exchange Agreement, dated as of March 31, 2021, executed by Fortress Biotech Inc. in favor of the holders of Journey Medical Corporation’s 8% Cumulative Convertible Class A Preferred Stock. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers such additional number of shares of common stock that may be issued as a result of stock splits, stock dividends, anti-dilution issuances, or similar transactions.
(2)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price shown are based on the average of the high and low sale prices of the Registrant’s common stock on April 7, 2021 as reported on The Nasdaq Capital Market.
(3)	Previously Paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note: This Amendment to the Registration Statement 333-255185, is being undertaken for the sole purpose of adding additional selling stockholders to the registration statement and prospectus.

THE SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders or their pledgees, donees, transferees or other successors in interest, to sell or otherwise dispose of, from time to time, Securities issuable as dividends pursuant to the terms of the Journey Preferred Stock and the Dividend Agreement.

On March 31, 2021, we entered the Dividend Agreement for the benefit of the holders of Journey Preferred Stock, pursuant to which we agreed to pay cumulative dividends on the Journey Preferred Stock in Securities. In connection with certain registration rights that we granted to the selling stockholders pursuant to the Registration Rights Agreement, we filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposition of the Securities offered by this prospectus from time to time on Nasdaq, in privately negotiated transactions or otherwise. We have agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreement with the selling stockholders.

The following table sets forth the names of additional selling stockholders since the date of the last amendment to the registration statement. Should there be additional sales of Journey Preferred Stock, we will file further post-effective amendments to the registration statement to add such purchasers as additional selling stockholders. The aggregate number of Securities that the selling stockholders may offer and sell pursuant to this prospectus is as yet undetermined. We will file a post-effective amendments to the registration statement to add such aggregate number of Securities each selling stockholder may offer and sell as such dividends are paid. The selling stockholders may sell some, all or none of the Securities. We do not know how long the selling stockholders will hold the Securities before selling them, and we currently have no agreements, arrangements or understandings with any selling stockholder regarding the sale or other disposition of any of the Securities. The Securities may be offered and sold from time to time by the selling stockholders pursuant to this prospectus.

Investor Information:
Selling Stockholders(1)	Shares of Common Stock
Alan J Young Profit Sharing Plan	320
Alejandro J Messmacher	480
Alpesh Shah & Hina Shah	640
Andreas Ammelounx Living Trust	640
Applebaum Family LTD Partnership	224
Barry Lynn Coffee & Leslie Louise Coffee	160
Bishop Family Properties Ltd	640
Brian M Rubel	192
Brian Sundberg	1,602
Claude Roussel	320
Daniel Phillips & Linda Horne	224
Decompression LLC	320
Douglas Brody	160
Dyke Rogers	1,281
DZB LLC	6,408
Edmond P Brady & Kathleen M Brady	320
Eliezer Lubitch	640
Eric G Helt	160
Ernest J Mattei & Michele M Mattei	320
Fermo Jaeckle	320
Fred Harris	160
George Gomez Quintero	256
George J Strickler	320
Giuseppe Biasco	320
Glenn E Phillips	160
Gregory G Konsor	736
Gregory J Dovolis	320
Guillermo Bodnar	128
Holroyd Family Revocable Trust	320
James Diemert	320
James Robert Fowler	320

Jeffrey K Warmann	640
Jeffrey Tunis	640
Joann Marie Fiore Borlack Alan Borlack JTWROS	480
Joann Zlotkin	640
Jodi A Richard	320
John D Merriam	160
John E. Bishop	320
John F Herbert & Jane E Herbert Revocable Trust	640
John M Gasidlo & Elizabeth Shimei	480
John O Dunkin	961
John Paul Todd	640
John T Kennedy	320
John Tobias	320
KBA Holdings LLC	961
Keith Family Trust	801
Keith R Schroeder	480
Kevin Paige	320
Kevin Paul McCarthy Revocable Trust	320
Kevin Seaman	160
Kevin Stein	640
Kiat Tze Goh	1,281
Lucy Lu	320
Marc L Goldstein	160
Mark Harrison	160
Marlin Capital Resources LLC	1,922
Matthew Budine	320
Michael J Cowell	1,281
Michael K Robson & Ida Robson	224
Morris A Arnston Family Trust	640
MSB Family Trust	1,602
Nathaniel Marmur	640
Neel B Ackerman & Martha N Ackerman	3,204
Ouachita Capital LLC	1,281
Paule E Hoyle	320
Perry Sutaria	320
Praful Desai	320
Raj M Sutaria	320
Ramachandra C Reddy	320
Randy L Burns	640
Raymond Joseph Tesi	3,204
Richard K Hursey	320
Richard S. Simms	320
Robert C Ackerman	640
Robert D Priday	640
Robert J Calabro	640
Robert Singer	160
Roberto Mendez & Eliana Cardenas JTWROS	269
Ronald Finestone	160
Rong Zheng	160
Ruchir Gupta	160
S 2 Yachts, Inc.	6,408
S Alan Lisenby Sr. & Patricia Lisenby	320
Scott A Brody	160
Sharon M Crowder DDS	640
Shiloh Produce	3,204
Steve R Cruse	961
Steven A Waters & Jenger H Waters	640
Steven Zaloga	640
Stormy Adams & Zachary L Adams	961
Tanju Obut & Tina S Obut	640

The David G Franz Family Trust	961
THE KEVIN R MACK REVOCABLE TRUST	320
The Temkin Family Legacy Trust No.2	224
Thomas Gemellaro	160
Tim Montgomery	961
Venuti Family Trust	640
Vernon L Simpson Revocable Living Trust 2	640
VGNT Holdings LLC	320
Wade D Hutchings & Galadriel Hutchings	320
William Silver	1,602
Wing Real Estate LLC	640
Winterset Associates, GP	640
Wuethrich Investments, LLC	320
James J Peters	640
David Porter & Linda Porter	640
John Roth	640
J & C Resources LLC	1,281
Rivki Davidowitz Rosenwald	3,844
Ian Milne	640
Christopher Ulcak	160
Peter Anderson	480
Dov Klein	480
Gerald A Tomsic 1995 Trust	640
The Marianne Higgins Revoc Trust	320
Tom McBride	160
Mark Greenwald	160
Robert Forst	640
Suresh A. Patel	480
KT Investments II LLC	320
Evergreen Capital Management LLC	1,602
Mr. and Mrs. Samuel Oschin Foundation	3,204
John Wirtz III	224
The Bruce Jeffrey Schwartz & Kathryn Diane Goller LIV Trust	160
Guy & Sue Harper	224
Ali Khan	640
Devesh Pathak	320
DESIIPO21	384
John & Andrea Foote	256
Jordan Family LLC	542
R. Douglas Armstrong	542
Keith Family Trust (2)	135
Lindsay A. Rosenwald, M.D.	8,133
Peter Anderson (2)	189
DAK Investments (US) Corp.	5,422
Bruce C. Conway	542
Gary Baddeley	271
Harris Lydon	271
Josiah T. Austin	1,084
Laurence Lytton	1,084
Peter J. Crowley	1,626
YJP International Limited	1,626
Klaus Kretschmer	813
RRSJ Associates	1,355
Malcolm I. Hoenlein	406
Eldgarn Family Trust	1,042
Total	116,866

(1)	The principal business address and address for notice to the selling stockholders will be the address set forth in our books and records.

Relationship with the Selling Stockholders

Dividend Payment and Exchange Agreement

On March 31, 2021, we executed the Dividend Agreement for the benefit of the holders of the Journey Preferred Stock, pursuant to which we agreed to pay cumulative dividends on the Journey Preferred Stock in Securities.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement with the selling stockholders, we agreed to prepare and file with the SEC the registration statement, of which this prospectus forms a part, that permits the resale of the Securities and, subject to certain exceptions, to use reasonable best efforts to keep such registration statement effective under the Securities Act until (i) all Securities registered by the registration statement have been sold, transferred or otherwise disposed of by the selling stockholders, (ii) the Securities are sold, transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act, or (iii) the Securities have become eligible for sale by the selling stockholders pursuant to Rule 144 without any restriction on the volume or manner of such sale and all restrictive legends and stop transfer instructions have been removed with respect to all book entries representing the Securities.

We have also agreed, among other things, to indemnify the selling stockholders and their officers, directors, members, employees and agents, successors and assigns, and any person who controls either of the selling stockholders (within the meaning of the Securities Act or the Exchange Act) from all losses and liabilities arising out of or relating to any untrue statement or alleged untrue statement or omission or alleged omission of material fact relating to the Securities in this prospectus or the registration statement of which this prospectus forms a part.

Except as described above, neither the selling stockholders nor any persons having control over such selling stockholders have held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of shares of our common stock or other securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FORTRESS BIOTECH INC.

October 6, 2021	By:	/s/ Lindsay A. Rosenwald, M.D.
Lindsay A. Rosenwald, M.D.
Chairman, President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of July 23, 2021.

Signature	Title	Date

/s/ Lindsay A. Rosenwald, M.D. Lindsay A. Rosenwald, M.D.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	October 6, 2021

/s/ Robyn M. Hunter Robyn M. Hunter	Chief Financial Officer (Principal Financial Officer)	October 6, 2021

*	Vice Chairman of the Board of Directors	October 6, 2021
Eric K. Rowinsky, M.D.

*	Executive Vice Chairman, Strategic	October 6, 2021
Michael S. Weiss	Development and Director

*	Director	October 6, 2021
Jimmie Harvey, Jr., M.D.

*	Director	October 6, 2021
Malcolm Hoenlein

*	Director	October 6, 2021
Dov Klein

*	Director	October 6, 2021
J. Jay Lobell

*	Director	October 6, 2021
Kevin L. Lorenz, J.D.

*/s/ Lindsay A. Rosenwald, M.D.
Attorney-in-fact